EXHIBIT 99.2

Dear Fellow Tessera Employee,

As you may have seen, we filed our definitive proxy statement. After further consideration and review, we have made one change to the terms of the option exchange that you should know.

Specifically, eligible participants will now be permitted to elect which of their eligible options they wish to exchange for replacement options on a grant by grant basis.

All other terms of the option exchange, as expressed in my April 3, 2009 letter to you, remain the same.

Again, should you have any questions, please contact Mike Anthofer, John Price or Richard Morales.

Sincerely,

Henry R. Nothhaft

President and CEO

Key Legal Disclosure

The stock option exchange described in this letter has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the stock option exchange discussed in this letter, Tessera has filed a definitive proxy statement with the SEC and intends to file other relevant materials with the SEC. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal because they will contain important information about the proposal to be voted on by stockholders referenced in this letter with respect to the stock option exchange.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.